UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 6, 2006
V. F. Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 336-424-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements

Item 1.01. Entry into Material Definitive Agreements.
On February 6, 2006, the Compensation Committee of the Board of Directors of VF Corporation (“VF”) awarded the following annual incentives for 2005 based on the level of achievement of pre-set performance goals for 2005, and under the Mid-Term Incentive Plan, a subplan of the VF 1996 Stock Compensation Plan, approved the following performance-contingent share award grants for the 2006-2008 performance period. Actual pay-out of the shares for the 2006-2008 performance period will be determined based on the level of achievement of the performance goals set by the Compensation Committee.

		Performance-Contingent Common
		Stock Unit Awards for 2006-2008
		Performance Cycle
		Estimated Future Pay-out Under
		Non-Stock Price-Based Plans
		Threshold	Target	Maximum
Name and Position	2005 Bonus	(#)	(#)	(#)
Mackey J. McDonald	$1,474,000	0	60,300	120,600
Chairman, President and Chief Executive Officer
George N. Derhofer	485,000	0	13,200	26,400
Vice President — Global Supply Chain
John P. Schamberger(1)	514,000	0	0	0
Vice President and Chairman — Cross Coalition Management
Robert K. Shearer	449,000	0	11,200	22,400
Senior Vice President and Chief Financial Officer
Eric C. Wiseman	631,000	0	21,100	42,200
Executive Vice President, Global Brands

(1)	VF announced in December 2005 that Mr. Schamberger will retire in the first quarter of 2006.

The 2005 performance goals upon which the annual incentives were based were VF’s reported earnings per share (excluding the effects of a change in accounting policy for stock-based compensation), net sales of existing businesses and net sales of recent acquisitions.
The performance goals under the Mid-Term Incentive Plan for the 2006-2008 Performance Cycle are based on the average level of achievement of its executive incentive compensation goals over the three-year performance period which are currently based on reported earnings per share (excluding the effects of extraordinary and non-recurring items), net sales of existing businesses and net sales of recent acquisitions.

By:	/s/ Candace S. Cummings Candace S. Cummings
Vice President- Administration,
General Counsel and Secretary